Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION ANNOUNCES CONSENT SOLICITATION FOR

OUTSTANDING 8 3/4% SENIOR SUBORDINATED NOTES DUE 2012

HOUSTON, Texas, June 11, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP”) announced today that it is soliciting consents from the holders of its outstanding 8 3/4% Senior Subordinated Notes due 2012 (CUSIP numbers 726507 AC 0 and 726507 AF 3) (the “Notes”) to amend and restate the Indenture under which the Notes were issued to modify and eliminate certain covenants and related provisions.

The record date for the consent solicitation is June 7, 2004. The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, June 17, 2004 unless extended by PXP (the “Expiration Time”).

Subject to the terms and conditions of the consent solicitation, including the receipt by PXP of consents from the holders of at least a majority in aggregate principal amount of the Notes on or before the Expiration Time, PXP is offering to pay $5.00 in cash for each $1,000 in principal amount of Notes with respect to which a valid consent is timely received and not validly revoked. The complete terms and conditions of the consent solicitation are set forth in PXP’s “Consent Solicitation Statement” dated June 8, 2004 and the related materials.

J.P. Morgan Securities Inc. is the solicitation agent for the consent solicitation. Questions relating to the terms of the consent solicitation may be directed to J.P. Morgan Securities Inc. (telephone: 800-245-8812 or 212-270-9153). Requests for assistance or documentation may be directed to Georgeson Shareholder Communications Inc., the information agent (telephone: 212-440-9800 (for banks and brokers only) or 877-388-2827 (for all others toll-free)).

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2003, for a further discussion of these risks.

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